EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175118) pertaining to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan and the Vanguard Health Systems, Inc. 2011 Stock Incentive Plan of our report dated August 19, 2013 with respect to the consolidated financial statements of Vanguard Health Systems, Inc. and the effectiveness of internal control over financial reporting of Vanguard Health Systems, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2013.

/s/ Ernst & Young LLP

Nashville, Tennessee
August 19, 2013